ESTABLISHMENT OF
SAFECO SEPARATE. ACCOUNT C
Pursuant to the authority granted by Resolutions adopted by the Directors of SAFECO Life Insurance Company on November 7, 1979, and February 6, 1986, SAFECO Life Insurance Company (the "company") hereby establishes and designates SAFECO Separate Account C in relation to such individual flexible purchase payment and individual single purchase payment deferred variable and fixed annuity contracts to be issued by the Company signed this ______1_4_____ day of September, 1993.
SAFECO Life Insurance Company
By: /s/ Richard E. Zunker, President
Attest:
By: /s/ Rod A. Pierson
VP & Secretary